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                                Exhibit 10.23

                             CONSULTING AGREEMENT


         This Consulting agreement ("Agreement") is entered into this 27th day of February 1997 by and between Financial Intranet Inc., formerly Wee Wees Inc., (hereinafter referred to as "FNTN"), with principal offices at 50 Broad Street New York, NY, Suite 314 and
Ben B. Stein (hereinafter referred to as "Stein") with principal residence at 1219 Tall Pine Drive, Apoka FL 32712

         Whereas FNTN wishes to retain Stein as a consultant to FNTN during its development stages; and

         Whereas FNTN contemplates entering into a long term employment with Stein as one of the considerations offered to Stein to undertake the consultancy activities with FNTN; and

         Whereas Stein wishes to aid FNTN as a consultant during its development stages; and

         Whereas Stein intends to accept, when and if offered by FNTN, an acceptable long term employment agreement;

         Now Therefore it is agreed as follows;

         1. The above preamble to this Agreement, representing the intent of Stein and FNTN to one and other is hereby incorporated and made part of this Agreement,

         2. FNTN, being unable, at this time, to offer and support a long term employment agreement with Stein, agrees to retain Stein as a paid consultant to aid FNTN to expand and implement its initial business plan, funding and marketing activities as more fully described in the original business plan attached hereto for reference purposes.

         3. FNTN agrees to pay to Stein a consulting fee, payable from funds when and if available on a priority basis, a monthly stipend of $12,500, (the "Consulting Fee") during the period commencing with the date of this Agreement and terminating upon the date that FNTN and Stein execute and enter into a mutually acceptable Employment Agreement,

         4. In the event FNTN does not pay the Consulting Fee to Stein for three (3) consecutive months, then in that event, Stein may, at his sole option, agree to defer any Consulting Fees or terminate this Agreement upon advising FNTN in writing of his intention to terminate his activities as a consultant.

         (A) Upon termination as provided for hereinabove, neither FNTN nor Stein shall have any further liability to each other with the exception that FNTN shall remain liable to pay to Stein any Consulting Fees due but not paid to Stein as well as

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         any out of pocket expenses incurred or advanced by Stein for the account of FNTN in his furtherance of his consulting activities for FNTN under the terms of this Agreement.

         5. FNTN shall advance or repay to Stein, as the case may be, for any out-of-pocket expenses incurred or advanced by Stein in performing his duties under the Agreement for the benefit of FNTN.

         (A) Any single expense in excess of two hundred and fifty dollars ($250) shall require the approval of the Board of Directors of FNTN prior to Stein expending or incurring funds equal to or greater than any single expense of $250.

         6. It is the intent of this Agreement to establish a long term employment agreement between FNTN and Stein, at the earliest time, during which FNTN can implement the terms of the long term employment agreement provided that:

         (B) This Agreement shall still be in effective at the time that employment agreement is offered by FNTN, accepted by Stein and executed by FNTN and Stein and approved by the Board of Directors of FNTN; and

         (B) The term of the long term employment agreement shall be for a term not less than five years with acceptable renewal clauses.; and

         (C) During the term of this Agreement as well as during the terms of the long term employment agreement, Stein shall act as FNTN's Temporary Secretary, and be elected to the Board of Directors, during the effective term of this Agreement and serve as the Secretary of FNTN and remain as a Board member as provided by the terms of the long term employment agreement.

         7. As an inducement for Stein to enter into this Agreement, FNTN agrees to provide to Stein a total of 1,500,000 shares of $0.001 par value of FNTN's common stock, to be considered as being issued to Stein for a value of $1,500.00 and as an additional payment applied to the consulting activities to be provided by Stein to FNTN;

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         (A)      The shares issued hereunder are being provided from
         FNTN's treasury shares and at a value equal to the par value of the shares since there is currently no market for the shares issued to Stein hereinabove).

         (B) The shares to be issued hereunder shall be made available as soon as practical and shall be effectively issued the effective date of this Agreement as first written above.

         8. This Agreement may be terminated unilaterally by FNTN in the event Stein and FNTN have not negotiated, agreed to and executed a long term employment by and between FNTN and Stein by January 28, 1998.

         (A) Upon termination as provided for hereinabove, neither FNTN or Stein shall have any further liability to each other with the exception that FNTN shall remain liable to pay to Stein any Consulting Fees due but not paid to Stein as well as any out of pocket expenses incurred or not paid to Stein as well as any out of pocket expenses incurred or advanced by Stein for the account of FNTN in his furtherance of his consulting activities for FNTN under the terms of this Agreement.

         9. The terms of this Agreement have been unanimously approved by FNTN's Board of Directors as evidenced by the Minutes of the Board Directors dated February 27, 1997.

         10. This Agreement shall be construed and interpreted under the laws of the state of New York.

         11. The terms of this Agreement have been negotiated between Stein and FNTN in New York City, New York State and represents the full understandings between the parties and may not be amended except by a writing signed by both parties.

Read and Agreed,
/s/ Ben B. Stein
Ben B. Stein

Financial Intranet Inc.
/s/ Michael Sheppard, Acting President               2/27/97
By:                (Title)